SOUTHWEST AIRLINES REPORTS MARCH TRAFFIC

DALLAS, TEXAS – April 9, 2015 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 10.2 billion revenue passenger miles (RPMs) in March 2015, a 6.7 percent increase from the 9.6 billion RPMs flown in March 2014. Available seat miles (ASMs) increased 4.4 percent to 12.1 billion from the March 2014 level of 11.6 billion. The March 2015 load factor was 84.5 percent, compared with 82.7 percent in March 2014. For March 2015, passenger revenue per ASM (PRASM) is estimated to have increased approximately 1.0 percent, compared with March 2014.
For the first quarter of 2015, the Company flew 25.9 billion RPMs, compared with 24.2 billion RPMs flown for the same period in 2014, an increase of 7.1 percent. First quarter 2015 ASMs increased 6.0 percent to 32.3 billion from first quarter 2014 ASMs of 30.5 billion. The first quarter 2015 load factor was 80.1 percent, compared with 79.3 percent for the same period in 2014.
This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

MARCH
	2015	2014	Change
Revenue passengers carried	10,363,811	9,806,609	5.7%
Enplaned passengers	12,526,974	12,000,553	4.4%
Revenue passenger miles (000s)	10,240,507	9,596,470	6.7%
Available seat miles (000s)	12,113,609	11,604,778	4.4%
Load factor	84.5%	82.7%	1.8 pts.
Average length of haul	988	979	0.9%
Trips flown	108,763	111,138	(2.1)%

FIRST QUARTER
	2015	2014	Change
Revenue passengers carried	26,442,996	25,055,809	5.5%
Enplaned passengers	32,098,958	30,656,581	4.7%
Revenue passenger miles (000s)	25,860,866	24,155,317	7.1%
Available seat miles (000s)	32,297,465	30,474,582	6.0%
Load factor	80.1%	79.3%	0.8 pts.
Average length of haul	978	964	1.5%
Trips flown	296,570	299,638	(1.0)%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com
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